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                                                                     EXHIBIT 5.1

                     [Letterhead of Hogan & Hartson L.L.P.]




                                December 20, 1999


Board of Directors
Charles E. Smith Residential Realty, Inc.
2345 Crystal Drive
Crystal City, Arlington, Virginia  22202


Ladies and Gentlemen:

                  We are acting as counsel to Charles E. Smith Residential Realty, Inc., a Maryland corporation (the "Company"), in connection with its registration statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the offer and sale of up to 2,597,403 shares of the Company's common stock, par value $.01 per share (the "Shares"), by certain shareholders of the Company (the "Selling Stockholders") and to be offered for sale by the Selling Stockholders if and to the extent that they elect to convert shares of Series H Cumulative Convertible Redeemable Preferred Stock of the Company ("Series H Preferred Shares") or if the Company elects to convert Class A Units of limited partnership interest (the "Class A Units") (issuable upon conversion of Series H Cumulative Convertible Redeemable Preferred Units) of Charles E. Smith Residential Realty L.P. (the "Operating Partnership"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R.
Section 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

                  1.   An executed copy of the Registration Statement.

                  2. An executed copy of the Purchase Agreement dated as of September 8, 1999 between the Company, the Operating Partnership and GE Capital Equity Investments, Inc.

                  3. An executed copy of the Preferred Share Purchase Agreement dated as of September 10, 1999 between the Company and Allstate Insurance Company.


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Board of Directors
December 20, 1999
Page 2


                    4. An executed copy of the Registration Rights Agreement dated as of September 8, 1999 between the Company and GE Capital Equity Investments, Inc.

                    5. An executed copy of the Registration Rights Agreement dated as of September 13, 1999 between the Company and Allstate Insurance Company.

                    6. The Amended and Restated Articles of Incorporation (the "Articles") of the Company, as certified by the Department of Assessments and Taxation of the State of Maryland on December 13, 1999 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

                    7. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

                    8. The Certificate of Limited Partnership of the Operating Partnership, as amended, as certified by the Secretary of State of the State of Delaware on December 13, 1999 and by the Secretary of the Company, as general partner of the Operating Partnership, on the date hereof as being complete, accurate, and in effect.

                    9. The First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended, as certified by the Secretary of the Company, as general partner of the Operating Partnership, on the date hereof as being complete, accurate, and in effect (the "Partnership Agreement").

                    10. Resolutions of the Board of Directors of the Company adopted at a meeting held on July 20, 1999 and by unanimous written consent on September 10, 1999, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the issuance and sale of the Shares and arrangements in connection therewith.


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Board of Directors
December 20, 1999
Page 3


                  In our examination of the aforesaid certificates, documents and agreements, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Articles. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                  This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term "Maryland General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

                  Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement and
(ii) issuance of the Shares, if and when issued and delivered in accordance with the terms of the Articles (relating to conversion of the Series H Preferred Shares) and the Partnership Agreement (relating to conversion of the Class A Units) and the resolutions of the Board of Directors of the Company authorizing the issuance of the Shares as contemplated thereby, the Shares will be validly issued, fully paid, and nonassessable.

                  This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                      Very truly yours,

                                                      /s/ HOGAN & HARTSON L.L.P.

                                                      HOGAN & HARTSON L.L.P.